As filed with the Securities and Exchange Commission on July 31, 2013.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Marlin Midstream Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	46-2627595
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2105 CityWest Boulevard, Suite 100 Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Marlin Midstream Partners, LP 2013 Long-Term Incentive Plan

(Full title of the plan)

Terry D. Jones

Executive Vice President and General Counsel

2105 CityWest Boulevard, Suite 100

Houston, Texas 77042

(Name and address of agent for service)

(832) 217-1848

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Units representing limited partner interests	1,750,000(1)(2)	$19.925(3)	$34,868,750(3)	$4,756.10(3)

(1)	Represents the Common Units representing limited partner interests (the “Common Units”) of Marlin Midstream Partners, LP (the “Registrant”) issuable pursuant to the Marlin Midstream Partners, LP 2013 Long-Term Incentive Plan (the “Plan”) being registered hereon.
(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional Common Units as may become issuable under the anti-dilution provisions of the Plan.
(3)	Estimated solely for the purposes of calculating the amount of the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act on the basis of the average of the high and low sale prices for the Common Units as reported on The Nasdaq Global Market on July 31, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Note: The document(s) containing the information concerning the Marlin Midstream Partners, LP 2013 Long-Term Incentive Plan (the “Plan”) required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the SEC or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the SEC by the Registrant are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

•

The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-189645) relating to the Registrant’s Registration Statement on Form S-1 filed with the SEC on June 27, 2013, as amended on July 3, 2013, July 11, 2013 and July 18, 2013 (the “S-1 Registration Statement”);

•	The Registrant’s Current Report on Form 8-K filed on July 31, 2013; and

•

The description of the Common Units contained in the Registrant’s Registration Statement on Form 8-A (Commission File No. 001-36018) filed with the SEC on July 23, 2013, pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 7.7(a) of the Registrant’s First Amended and Restated Agreement of Limited Partnership, dated as of July 31, 2013 (the “ Partnership Agreement “), provides that the Registrant will indemnify and hold harmless the following persons (each, an “Indemnitee”), to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Registrant:

•	Marlin Midstream GP, LLC, as the general partner of the Registrant (the “General Partner”);

•	any departing general partner of the Registrant;

•	any person who is or was an affiliate of the General Partner or any departing general partner of the Registrant;

•

any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of the Registrant, its subsidiaries, the General Partner, any departing general partner of the Registrant or any of their respective affiliates;

•

any person who is or was serving at the request of the General Partner or any departing general partner of the Registrant or any of their respective affiliates as a manager, managing member, general partner, director, officer, fiduciary or trustee of another person owing a fiduciary duty to the Registrant or any of its subsidiaries; provided that a person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and

•

any person the General Partner designates as an Indemnitee because such person’s status, service or relationship exposes such person to potential claims, demands, suits or proceedings relating to the business and affairs of the Registrant and its subsidiaries.

Provided , that no Indemnitee will be indemnified and held harmless pursuant to the Partnership Agreement if there has been a final non-appealable judgment entered by a court of competent jurisdiction determining that such Indemnitee, in respect of the matter for which the Indemnitee is seeking indemnification under the Partnership Agreement, acted in bad faith or engaged in intentional fraud, willful misconduct, or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; and provided further, that none of the General Partner’s affiliates (other than any Group Member (as defined in the Partnership Agreement)) will be entitled to indemnification for their obligations under the Transaction Documents (as defined in the Partnership Agreement).

Any indemnification described above will be made only out of the Registrant’s assets. Unless the General Partner otherwise agrees, the General Partner will not be personally liable for such indemnification, or have any obligation to contribute or loan monies or property to the Registrant to enable the Registrant to effectuate such indemnification.

Section 7.7(b) of the Partnership Agreement states that, to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Registrant, prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that the Indemnitee is not entitled to be indemnified, upon receipt by the Registrant of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized by Section 7.7 of the Partnership Agreement.

Section 7.7(d) of the Partnership Agreement states that the Registrant may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates and such other persons as the General Partner shall determine, against any liabilities that may be asserted against, or expenses that may be incurred by, such person in connection with the Registrant’s activities or such person’s activities on behalf of the Registrant, regardless of whether the Registrant would have the power to indemnify such person against such liabilities under the Partnership Agreement. As of the date of the effectiveness of the Registrant’s S-1 Registration Statement, the General Partner maintains directors and officers liability insurance for the benefit of its directors and officers.

Under the second amended and restated limited liability company agreement of the General Partner, in most circumstances, the General Partner will provide indemnification similar to that in the Partnership Agreement for each of the following: (i) NuDevco Midstream Development, LLC, as the initial member of the General Partner, and any person later admitted to the General Partner as a member; (ii) any person who is or was an affiliate of the General Partner (other than the Registrant and its subsidiaries); (iii) any person who is or was a member, partner, director, officer, fiduciary or trustee of the General Partner or its affiliates (other than the Registrant and its subsidiaries); (iv) any person who is or was serving at the request of the General Partner or its affiliates as an officer, director, member, manager, partner, fiduciary or trustee of another person; provided, however, that a person shall not be entitled to indemnification solely by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and (v) any person designated by the board of directors of the General Partner.

In addition, pursuant to Section 7 of that certain Underwriting Agreement, dated as of July 25, 2013, and filed with the Commission as Exhibit 1.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36018) filed with the Commission on July 31, 2013 (the “ Underwriting Agreement “), the General Partner, the Registrant and certain of their affiliates have agreed to indemnify the underwriters that are parties thereto against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that may be required to be made in respect of these liabilities.

Subject to the limitations set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Certificate of Limited Partnership of Marlin Midstream Partners, LP (incorporated by reference to Exhibit 3.1 to the Registrant’s S-1 Registration Statement)

4.2	First Amended and Restated Agreement of Limited Partnership of Marlin Midstream Partners, LP (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 31, 2013)

4.3	Marlin Midstream Partners LP 2013 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 31, 2013)

5.1	Opinion of Counsel as to the legality of securities

23.1	Consent of Independent Registered Public Accounting Firm for the Registrant

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of this registration statement)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 31, 2013.

Marlin Midstream Partners, LP
By: Marlin Midstream GP, LLC, its General Partner

By:	/s/ Terry D. Jones
Terry D. Jones
Executive Vice President and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below appoints W. Keith Maxwell III, Amanda Bush and Terry D. Jones, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of Marlin Midstream Partners, LP, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all documents or instruments necessary or appropriate to enable Marlin Midstream Partners, LP to comply with the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on July 31, 2013.

Signature	Title

/s/ W. Keith Maxwell III W. Keith Maxwell III	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ Amanda Bush Amanda Bush	Chief Financial Officer (Principal Financial Officer)

/s/ Terry D. Jones Terry D. Jones	Director, Executive Vice President and General Counsel

/s/ David C. Baggett David C. Baggett	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Limited Partnership of Marlin Midstream Partners, LP (incorporated by reference to Exhibit 3.1 to the Registrant’s S-1 Registration Statement)

4.2	First Amended and Restated Agreement of Limited Partnership of Marlin Midstream Partners, LP (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 31, 2013)

4.3	Marlin Midstream Partners LP 2013 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 31, 2013)

5.1	Opinion of Counsel as to the legality of securities

23.1	Consent of Independent Registered Public Accounting Firm for the Registrant

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of this registration statement)